Exhibit 99.1

McDermott Provides Fourth Quarter Financial Preview and 2005 Information

    NEW ORLEANS--(BUSINESS WIRE)--Feb. 9, 2005--

        Fourth Quarter EPS Anticipated Between $0.50 and $0.59
         Per Share Unrestricted Cash Balance of Approximately
                     $260 Million at Dec. 31, 2004

    McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") today provided a preview on major items expected in its fourth quarter 2004 earnings release based upon management's preliminary and unaudited review. In addition, the Company provided certain data points for its consolidated businesses for the full year 2005.
    The Company plans to release its financial results for the fourth quarter and full year 2004 during the evening of March 10, 2005, with a conference call to occur the following day. McDermott will confirm or modify these dates in a future press release.

    Major items of note expected in fourth quarter 2004 earnings include:

    B&W Revaluation: McDermott expects the non-cash, after-tax revaluation associated with The Babcock & Wilcox Company's ("B&W") Chapter 11 settlement to be an expense of approximately $9 million in the fourth quarter. The increase in the settlement expense during the fourth quarter was primarily due to the improvement in McDermott's stock price from $11.80 per share at Sept. 30, 2004, to the year-end closing price of $18.36 per share. This revaluation will continue to fluctuate on a quarterly basis until the B&W bankruptcy is resolved, and management does not consider it reflective of its business operations.
    J. Ray: The marine construction services segment, consisting of J. Ray McDermott, S.A. ("J. Ray"), is expected to report fourth quarter 2004 revenues of approximately $310 million and operating income in the range of $33-$37 million. In addition to improved operating performance versus last year's fourth quarter, several items should enhance the 2004 fourth quarter, including:

    -- Receipt of a bonus payment of approximately $5 million related to the Belanak FPSO project as a result of the customer obtaining "first oil" as defined in the contract,

    -- An approximate $13 million gain on the sale of its inactive Scottish fabrication facility, which was announced in December,

    -- Approximately $11 million of improvements on the now completed Carina Aries and spar projects, and

    --  Improved results in certain international operations.

    BWXT: The government operations segment, consisting of BWX Technologies, Inc. ("BWXT"), is expected to report fourth quarter 2004 revenues of approximately $150 million, with operating income in the range of $28-$31 million, which includes a reimbursement of pension funding of approximately $6 million and equity income from investees of approximately $10 million. This level of operating income reflects BWXT's continued efforts on cost containment and its strong performance in its management and operations ("M&O") of various governmental sites, as reflected by the customer's year end report.
    Corporate: The corporate segment is expected to report an expense in the fourth quarter of 2004 of approximately $23-$24 million. This expense consists of approximately $7-$8 million of unallocated corporate costs and approximately $16 million in pension expense.
    Other: McDermott expects to recognize a fourth quarter gain of approximately $27 million associated with its wind up of the U.K. pension plan, announced in January 2005 when proceeds of $38 million were received. This gain is expected to be partially offset by approximately $3 million in foreign exchange losses. Consolidated net interest expense for the fourth quarter is expected to be approximately $8 million, due to the interest expense associated with
J. Ray's 11 percent senior secured note offering partially offset by interest income on the Company's increased cash balances. McDermott's provision for income taxes in the fourth quarter is expected to be approximately $9-$11 million.
    Consolidated: On a consolidated basis, McDermott expects to record net income in the fourth quarter 2004 in a range of $35-$41 million, or 50-59 cents per fully diluted share.
    Year-end Cash: At Dec. 31, 2004, McDermott expects to report consolidated unrestricted cash of approximately $260 million and consolidated restricted cash of approximately $177 million. J. Ray represents approximately $155 million and $149 million of the unrestricted and restricted cash balances, respectively.
    Internal Controls: As previously disclosed, McDermott is actively completing the assessment of its internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. To date, the Company has identified certain deficiencies existing at Dec. 31, 2004, and is currently evaluating the significance thereof. McDermott expects to complete its assessment and include the results in its Annual Report on Form 10-K.

    2005 Data Points

    McDermott's subsidiaries operate in project-driven businesses, and as such, predicting which projects will be awarded and when such awards will occur, can cause large variations in forecasts. As a result, management is continuing its practice of not providing specific guidance; however, to assist analysts and shareholders in evaluating fiscal year 2005, McDermott is providing the following detail for its businesses based on its current backlog, and its expected corporate expenses.
    J. Ray: J. Ray's backlog at Dec. 31, 2004, is expected to be approximately $1.2 billion. The backlog is anticipated to produce 2005 revenues of approximately $900 million, which does not include any additional bookings (new contract awards and change orders) that may be awarded and performed during the year, which management expects to occur. Although not necessarily indicative to the current year, in fiscal year 2004 J. Ray is expected to recognize approximately $450 million in revenues which did not exist in its backlog at the beginning of 2004.
    J. Ray's bookings in 2004 were approximately $1.2 billion and it currently has bids outstanding for new contracts in the $1.2 billion range. J. Ray expects to be awarded some of these bids during 2005 and to receive other awards not currently in the bid stage, both of which could contribute to 2005 revenue and operating income.
    J. Ray's geographic diversity combined with its regional cycles requires active cost management to operate the business. In 2004, J. Ray proactively addressed its cost structure, particularly at its facilities expected to work fewer manhours during 2005. Specifically, in its Asia Pacific operations, J. Ray reduced its headcount from over 3,900 in December 2003 to approximately 530 in December 2004. Similarly, in Morgan City, J. Ray's year-over-year headcount went from 1,561 to 620. The Engineering operating unit reduced its headcount during this time period as well.
    J. Ray begins 2005 in a much improved financial condition compared to a year ago. J. Ray expects to produce operating income for the full-year 2005, with the magnitude dependent upon the amount, timing and geographic regions of new bookings. As of Feb. 7, 2005, J. Ray's unrestricted cash balance has improved to approximately $198 million, and it also has approximately $50 million of restricted cash available for use on capital expenditures. J. Ray completed all of the projects that generated substantial losses in prior years, sold non-strategic assets, reduced costs, maintains a profitable backlog and is actively bidding on new projects.
    BWXT: BWXT's year-end 2004 backlog is expected to be approximately $1.7 billion, which would produce 2005 revenues of approximately $520 million, not including any new contracts that may be awarded and performed during the year. BWXT's strong commitment to cost containment, in addition to the potential for new M&O contract awards, leads management to believe operating results should remain consistent with 2004 levels, on a comparable basis (see Corporate below).
    Corporate: In 2005, McDermott is changing its methodology related to pension expense. The Company plans to allocate to BWXT the previously unallocated pension expense that resided at the corporate segment in prior periods. In addition, McDermott has spun-off the pension assets and liabilities attributable to B&W to form a stand-alone pension plan sponsored by B&W. McDermott is undertaking this approach to better depict each business on a "stand-alone" basis, further reflect the proposed B&W settlement and achieve consistency within our segments since J. Ray's pension expense has historically been included in its results. The Company's actuaries have not completed their estimate of McDermott's expected 2005 pension expense; however, in 2004 the corporate segment recognized approximately $61 million of pension expense. Under the new 2005 allocation, the 2004 pension expense would have been reflected in the segments as follows:


                            B&W $38 million
                           BWXT $22 million
                         Corporate $ 1 million


    Excluding pension expense, the Company expects to incur full-year 2005 unallocated corporate expenses in the range of $23-$26 million, which includes the anticipated expense related to stock options.
    Other items: Consolidated net interest expense for 2005 is expected to be approximately $33 million, largely due to the December 2003 issuance of J. Ray's $200 million, 11 percent 10-year senior secured notes and the fees associated with BWXT's three-year $135 million revolving credit facility. The Company does not receive a tax benefit from the interest expense incurred by J. Ray. Interest income is expected to be slightly higher in 2005 as a result of the Company's improved cash position. The Company and its subsidiaries pay various forms of tax in numerous different jurisdictions and it is extremely difficult to accurately forecast a tax rate or tax amount for the full year. B&W, BWXT and the corporate segment file a consolidated U.S. corporate tax return. J. Ray does not file a consolidated return, but its subsidiaries file returns, as needed, in the appropriate taxing jurisdictions.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include statements relating to the Company's and certain of its subsidiaries' results of operation for the fourth quarter 2004, including, without limitation, anticipated revenue, operating income, net income, expenses, backlog and liquidity positions; statements relating to the Company's and certain of its subsidiaries' expectations for fiscal year 2005, including, without limitation, expected revenue generated from backlog, expenses and income, potential for receiving and performing new contracts, and BWXT's commitment to cost containments; and statements relating to the settlement of the B&W Chapter 11 proceedings and the Company's plans to allocate pension expense. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including, but not limited to, credit risks, fluctuations in demand for our services and the inability to procure or complete favorable contracts. Additionally, all statements made regarding anticipated fourth quarter and fiscal year 2004 results are based on current information and are subject to audit and other closing adjustments. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual report for the year ended Dec. 31, 2003, and its 2004 quarterly reports filed with the Securities and Exchange Commission.
    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.

    CONTACT: McDermott International, Inc., Houston
             Jay Roueche, 281-870-5011
             jroueche@mcdermott.com
             www.mcdermott.com